SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ----------------------------
                                   FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):March 18, 2002 (March 18, 2002)

                                Arch Coal, Inc.
                (Exact name of registrant as specified in its charter)

          Delaware                  1-13105                 43-0921172
(State or other jurisdiction  (Commission File Number)     (I.R.S. Employer
    of incorporation)                                     Identification No.)


                One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
                 (Address of principal executive offices)        (Zip code)


        Registrant's telephone number, including area code: (314) 994-2700














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Item 5. Other  Events.

         On March 18, 2002, Arch Coal, Inc. (the "Company"), announced via press release that coal production at its eastern and western operations will be reduced by approximately 7% and that its earnings would subsequently fall short of expectations. A copy of the Company's press release is attached hereto and incorporated herein by reference in its entirety.


Item 7.  Financial Statements and Exhibits.

  (c)   The following Exhibit is filed with this Current Report on Form 8-K:

         Exhibit No.               Description
            99                     Press Release dated as of March 18, 2002




























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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 18, 2002             ARCH COAL, INC.



                                  By: /s/ Robert G. Jones
                                       Robert G. Jones
                                       Vice President - Law, General Counsel
                                          and Secretary































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                                  EXHIBIT INDEX


Exhibit No.                 Description
99                         Press Release dated as of March 18, 2002









































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                                                                    Exhibit 99

Arch Coal, Inc.
--------------------------------------------------------------------------------
                                                   FOR FURTHER INFORMATION:
                                                   Deck S. Slone
                                                   Vice President,
                                                   Investor and Public Relations
                                                  (314) 994-2717
                                                  FOR IMMEDIATE RELEASE
                                                  March 18, 2002

Arch Coal announces production cuts

         St. Louis - Arch Coal, Inc. (NYSE:ACI) announced today that it has reduced the rate of coal production at its eastern and western operations by approximately 7% in recent weeks. In addition, the company is cutting its 2002 capital expenditure budget from its previous estimate of between $180 million and $200 million, to an expected $150 million.

         "U.S. coal markets are currently in a state of oversupply following the mildest winter on record and very weak power demand by the industrial sector," said Steven F. Leer, Arch Coal's president and chief executive officer. "While we are seeing the initial signs of an economic recovery, and forward pricing for 2003 has begun to increase, we believe that the best course for Arch is to act aggressively to bring production in line with demand."

         With utility stockpiles at higher-than-normal levels, spot coal prices have fallen over the winter. Arch plans to meet its contractual obligations in 2002, but does not plan to sell any of its uncommitted coal at current prices. "We are committed to being a market-driven producer," Leer said. "We believe it would be a mistake to sell coal into an oversupplied market, at prices that will not provide an adequate return."

         "We have not taken these steps lightly," he added. "The reductions will have an adverse impact on earnings, particularly in the first and second quarters, given the relatively fixed nature of our cost structure in the near term. However, we believe this is the right business decision and will prove beneficial in the future, as we make commitments for future periods."

         With these moves, Leer said the company expects to lose $3 million to $8 million, or approximately $.05 to $.15 per share, in the first quarter of 2002. He indicated that the second quarter is likely to be affected as well if the market does not improve. "It is difficult to be more precise since many customers are seeking to delay contracted shipments due to full stockpiles," Leer said. "We expect this situation to persist through the spring months."

         The industry's intermediate and long-term prospects are very sound, according to Leer. "The steps that we are taking now should enhance our ability to provide low-cost coal to the market as electricity demand rebounds," he said.

         "It has become increasingly clear that coal must continue to play the dominant role in U.S. power markets," Leer added. "Nuclear power plants are operating at close to full capacity and U.S. gas reserves are becoming increasingly expensive to develop. Ongoing efforts to bolster America's energy security should also favor coal, which is easily our most abundant energy resource. In short, the fundamentals for coal remain very strong. Arch Coal is in an excellent position to compete aggressively and successfully in this dynamic market environment."

         Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch provides the fuel for approximately 6% of the electricity generated in the United States.


Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company's expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company's working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company's reports filed with the Securities and Exchange Commission.